Exhibit (10)j

KIMBERLY-CLARK CORPORATION
SUPPLEMENTAL RETIREMENT 401(k) AND PROFIT SHARING PLAN

Amended and Restated effective January 1, 2026

In recognition of the valuable services provided to Kimberly-Clark Corporation (the “Corporation”), and its subsidiaries, by its employees, the Board of Directors of the Corporation (the “Board”) wishes to provide additional retirement benefits to those individuals whose benefits under the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (the “401(k) & PSP”) are restricted by the operation of the provisions of the Internal Revenue Code of 1986, as amended. It is the intent of the Corporation to provide these benefits under the terms and conditions hereinafter set forth. This Program is intended to be a non-qualified supplemental retirement plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Corporation, pursuant to Sections 201, 301 and 401 of ERISA and, as such, exempt from the provisions of Parts II, III and IV of Title I of ERISA.

ARTICLE 1

Definitions

Each term which is used in this Program and also used in the 401(k) & PSP shall have the same meaning herein as the 401(k) & PSP.

Notwithstanding the above, for purposes of this Program, where the following words and phrases appear in this Program they shall have the respective meanings set forth below unless the context clearly indicates otherwise:

1.1     “Beneficiary” means the person or persons who under this Program becomes entitled to receive a Participant’s interest in the event of the Participant’s death. The Beneficiary need not be the same as the beneficiary under the 401(k) & PSP

1.2    .A “Change of Control” of the Corporation shall be deemed to have taken place if: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires shares of the Corporation having 20% or more of the total number of votes that may be cast for the election of Directors of the Corporation; or (ii) as the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Corporation before the Transaction shall cease to constitute a majority of the Board of Directors of the Corporation or any successor to the Corporation.

1.3    “Code” means the Internal Revenue Code for 1986, as amended and any lawful regulations or other pronouncements promulgated thereunder.

1.4    “Committee” means the Benefits Administration Committee named under the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan.

1.5    “Earnings” has the same meaning as “Eligible Earnings” as defined under Section 2.1 of the 401(k) & PSP; provided, however that the limitations on Earnings provided for pursuant to Code Sections 401(a)(17) shall not apply under this Program.

1.6    “Effective Date” means January 1, 1997.

1.7    “Grandfathered Benefit” means the vested amount of the Participant’s Individual Account as of December 31, 2004, including earnings on such amount thereafter. Such amount shall be determined in accordance with Code Section 409A and any guidance promulgated thereunder.

1.8    “Individual Account” means the account established pursuant to Section 3.

1.9    “Investment Funds” means the phantom investment funds established under this Program which will accrue earnings as if the Participant’s Individual Account held actual assets which were invested in the appropriate Investment Fund as defined under the 401(k) & PSP.

1.10    “Participant” means any Employee who satisfies the eligibility requirements set forth in Section 2. In the event of the death or incompetency of a Participant, the term shall mean the Participant’s personal representative or guardian.

1.11    “Program” means the Kimberly-Clark Corporation Supplemental Retirement 401(k) and Profit Sharing Plan as set forth herein and as the same may be amended from time to time.

1.12    “Retirement Contribution” means the unfunded amounts credited to the Participant’s Individual Account.

1.13    “Retirement Date” means the date of Termination of Service of the Participant on or after he attains age 55 and has 5 Years of Service with the Corporation.

1.14    “401(k) & PSP” means the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan, as in effect from time to time.

1.15    (a) “Termination of Service” with respect to a Grandfathered Benefit under this Program means the Participant’s cessation of his service with the Corporation for any reason whatsoever, whether voluntarily or involuntarily, including by reasons of retirement or death.

(b) “Termination of Service” with respect to any amount that is not a Grandfathered Benefit under this Program means Separation from Service with the Corporation or a Subsidiary. A Separation from Service will be deemed to have occurred if the Participant’s services with the Corporation or a Subsidiary is reduced to an annual rate that is 20 percent or less of the services rendered, on average, during the immediately preceding three years of employment (or if employed less than three years, such lesser period). Subsidiary for this subsection means any domestic or foreign corporation at least twenty percent (20%) of whose shares normally entitled to vote in electing directors is owned directly or indirectly by the Corporation or by other Subsidiaries, provided, however, that “at least fifty percent (50%)” shall replace “at least twenty percent (20%)” where there is not a legitimate business criteria for using such lower percentage.

ARTICLE 2

Eligibility

2.1     Any Employee who is a Participant in the 401(k) & PSP on or after January 1, 2023, and whose Earnings are not fully taken into account under the 401(k) & PSP due to the application of the rules, or regulations, of Code Section 401(a)(17) or as a result of making deferrals under the Kimberly-Clark Corporation Deferred Compensation Plan shall participate in this Program; provided, however, that no Employee shall become a Participant in this Program unless such Employee is a member of a select group of management or highly compensated Employees of the Corporation so that the Program is maintained as a plan described in Section 201(2) of ERISA.

2.2    Notwithstanding any of the foregoing provisions of Article 2 to the contrary, any Participant in the Kimberly-Clark Corporation Retirement Contribution Excess Benefit Program (the “RCP Excess Program”) shall, as of the January 1, 2010, continue to have the amount credited to the Participant’s Individual Account under the RCP Excess Program credited under this successor Program.

ARTICLE 3

Individual Account

3.1    The Corporation shall create and maintain an unfunded Individual Account under the Program for each Participant to which it shall credit the amounts described in this Article 3. Participants entitled to participate in this Program pursuant to Section 2.1 shall receive Retirement Contributions under the Program in an amount equal to (i) the Profit Sharing Contributions that would have been contributed for such Participant under the 401(k) & PSP for a calendar year without regard to the limitations on benefits or Eligible Earnings imposed by Sections 401(a)(17), 401(a)(4) and 415 of the Code and by treating amounts deferred by such Participant under the Kimberly-Clark Corporation Deferred Compensation Plan which would have otherwise been payable with respect to such year as though they were Eligible Earnings recognized under the 401(k) & PSP during such year, less the amount actually contributed as a Profit Sharing Contribution for such year for such Participant under the 401(k) & PSP, plus (ii) an amount determined by multiplying the amount of a Participant's Eligible Earnings for the year which were not recognized under the 401(k) & PSP during such year as the result of the application of the limits of Section 401(a)(17) of the Code or as a result of amounts deferred by such Participant under the Kimberly-Clark Corporation Deferred Compensation Plan by the percentage of Eligible Earnings used to determine the maximum permissible Company Match Safe Harbor Contribution under the 401(k) & PSP for such year. In order to be credited with a Retirement Contribution for a calendar year, a Participant must be employed by the Corporation or one of its subsidiaries which is also an adopting employer of the 401(k) & PSP on the last day of such calendar year.

3.2    For the period prior to July 1, 1997, as of the last day of each calendar month, the Corporation shall credit each Participant’s Individual Account with deemed interest with respect to the then balance of the Participant’s Individual Account equal to 1% plus the rate shown for U.S. Treasury Notes with a remaining maturity closest to, but not exceeded, 7 years, in the “representative mid-afternoon over the counter quotations supplied by the Federal Reserve Bank of New York City, based on transactions of $1 million or more,” as reported in The Wall Street Journal published on the last business day of each calendar month; provided, however, the Committee may change this crediting rating at any time for deemed interest not yet credited to an Individual Account.

3.3    After June 30, 1997, and prior to June 29, 2000, each Participant’s Retirement Contributions under this Program shall be considered allocated to the Investment Funds in the same proportion as the Participant has elected under the RCP pursuant to Section 6.1 thereof. Effective June 29, 2000, each Participant's Retirement Contributions under this Program shall be considered allocated to the Investment Funds according to the Participant’s elections under this Program, independent of the Participant's elections under the 401(k) & PSP (or prior to January 1, 2010 the RCP), provided that (i) such Participant’s elections under this Program shall be made in the same or similar manner prescribed by the Committee for the 401(k) & PSP, and (ii) such Participant’s elections under the RCP as of June 29, 2000 shall be carried over to this Program until such time as the Participant changes them hereunder.

On or after January 1, 2008, and prior to January 1, 2010, a Participant may not allocate initial Retirement Contributions to the K-C Stock Fund, except as a transfer or reallocation under Section 7.3 of the RCP.

3.4     After June 30, 1997, and prior to June 29, 2000, reallocations between Investment Funds shall be considered made at the same time, in the same proportionate amount, and to and from the same Investment Funds under this Program as those made by the Participant under Section 6.3 of the RCP; provided, however, that if such Participant has no account balance under the RCP, the Participant may make separate reallocation elections hereunder in a manner prescribed by the Committee. Effective June 29, 2000, reallocations between Investment Funds shall be considered made according to the Participant’s elections under this Program, independent of the Participant’s elections under the 401(k) & PSP, provided that (i) such Participant’s elections under this Program shall be made in the same or similar manner prescribed by the Committee for the 401(k) & PSP, and (ii) such Participant’s elections under the RCP as of June 29, 2000 shall be carried over to this Program until such time as the Participant changes them hereunder.

3.5     After June 30, 1997, and before June 29, 2000, the Corporation shall credit each Participant’s Individual Account with earnings, gains and losses as if such accounts held actual assets and such assets were invested among such Investment Funds, in the same proportion as the Participant has invested in the RCP; provided, however, that if such Participant has no account balance under the RCP, the Participant may make separate investment elections hereunder in the manner prescribed by the Committee. Effective June 29, 2000, the Corporation shall credit each Participant's Individual Account with earnings, gains and losses as if such accounts were invested among the Investment Funds according to the Participant’s elections under this Program, independent of the Participant’s elections under the 401(k) & PSP (or prior to January 1, 2010 the RCP), provided that (i) such Participant’s elections under this Program shall be made in the same or similar manner prescribed by the Committee for the 401(k) & PSP (or prior to January 1, 2010 the RCP), and (ii) such Participant’s elections under the RCP as of June 29, 2000 shall be carried over to this Program until such time as the Participant changes them hereunder.

3.6    Notwithstanding any other provision of the RCP Excess Program, no additional Retirement Contributions shall be credited to the Individual Account of a Participant under the RCP Excess Program with respect to plan years after December 31, 2009. Although no additional Retirement Contributions shall be credited to the Individual Account of a Participant under the RCP Excess Program with respect to plan years after December 31, 2009, the Corporation shall continue to credit each Participant's Individual Account with earnings, gains and losses as if such accounts were invested among the Investment Funds according to the Participant’s elections under this Program. No additional Participants will be eligible to participate or to accrue a benefit under the RCP Excess Program after December 31, 2009.

3.7    Administrative Mistake – Investments. If a Participant’s change in investment directive or election for redistribution of investments is advertently overlooked and discovery of such oversight is made within thirty (30) days after the date the Participant receives his next quarterly statement, the change or redistribution will be made as soon as administratively feasible and the Participant’s Accounts will be retroactively changed or redistributed and treated in the same manner as though his directive to change or redistribute had not been overlooked. If discovery of such oversight is made more than thirty (30) days after the date the Participant receives his next quarterly statement, no retroactive correction will be made in the Participant’s Accounts.

ARTICLE 4

Distributions of Benefit Supplement

4.1    Retirement Benefit. Subject to Section 4.5 below, upon a Participant’s Retirement Date, he shall be entitled to receive the amount of his Individual Account. The form of benefit payment, and the time of commencement of such benefit, shall be as provided in Section 4.4.

4.2    Termination Benefit. Upon the Termination of Service of a Participant prior to his Retirement Date, for reasons other than death, the Corporation shall pay to the Participant, a benefit equal to his Individual Account.

Unless otherwise directed by the Committee, the termination benefit shall be payable in a lump sum as set forth in Section 4.9 following the Participant’s Termination of Service. Upon payment following a

Termination of Service, the Participant shall immediately cease to be eligible for any other benefit provided under this Program.

4.3    Death Benefits. Upon the death of a Participant or a retired Participant, the Beneficiary of such Participant shall receive the Participant’s remaining Individual Account. Payment of a Participant’s remaining Individual Account shall be made in accordance with Section 4.4.

4.4     Form of Benefit Payment. Upon the happening of an event described in Sections 4.1, 4.2 or 4.3, the Corporation shall pay to the Participant the amount specified therein in a lump sum.

4.5     Limitations on the Annual Amount Paid to a Participant. Notwithstanding any other provisions of this Program to the contrary, in the event that a portion of the payments due a Participant pursuant to Sections 4.1, 4.2, 4.3 or 4.4 would not be deductible by the Corporation pursuant to Section 162(m) of the Code, the Corporation, (a) with respect to the portion of the payment that is a Grandfathered Benefit, at its discretion, may postpone payment of such amounts to the Participant until such time that the payments would be deductible by the Corporation and (b) with respect to the portion of the payment that is not a Grandfathered Benefit, shall postpone payment of such amounts to the Participant until such time that the payments would be deductible by the Corporation. Provided, however, that no payment postponed pursuant to this Section 4.5 shall be postponed beyond the first anniversary of such Participant’s Termination of Service.

4.6    Change of Control and Lump Sum Payments

(a)    If there is a Change of Control, notwithstanding any other provision of this Program, any Participant who has a Grandfathered Benefit hereunder may, at any time during a twenty-four (24) month period immediately following a Change of Control, elect to receive an immediate lump sum payment of the balance of his Grandfathered Benefit, reduced by a penalty equal to ten percent (10%) of the Participant’s Grandfathered Benefit as of the last business day of the month preceding the date of the election. The ten percent (10%) penalty shall be permanently forfeited and shall not be paid to, or in respect of, the Participant.

(b)    If there is a Change of Control, notwithstanding any other provision of this Program, any retired Participant, or Beneficiary, who has a Grandfathered Benefit hereunder may, at any time during a twenty-four (24) month period immediately following a Change of Control, elect to receive an immediate lump sum payment of the balance of his Grandfathered Benefit, reduced by a penalty equal to five percent (5%) of the Participant’s Grandfathered Benefit as of the last business day of the month preceding the date of the election. The five percent (5%) penalty of the retired Participant’s or Beneficiary’s Grandfathered Benefit shall be permanently forfeited and shall not be paid to, or in respect of, the retired Participant or Beneficiary.

(c)    In the event no such request is made by a Participant, a retired Participant or Beneficiary, the Program shall remain in full force and effect.

4.7    Change in Credit Rating and Lump Sum Payments. In the event the Corporation’s financial rating falls below Investment Grade, a Participant, retired Participant, or Beneficiary may at any time during a six (6) month period following the reduction in the Corporation’s financial rating, elect to receive an immediate lump sum payment of the balance of his Grandfathered Benefit reduced by a penalty equal to ten percent (10%) of the Participant’s Grandfathered Benefit or five percent (5%) of the retired Participant’s or Beneficiary’s Grandfathered Benefit as of the last business day of the month preceding the election. The penalties accrued hereunder shall be permanently forfeited and shall not be paid to, or in respect of, the Participant, retired Participant or Beneficiary.

In the event no such request is made by a Participant, retired Participant or Beneficiary, the Program shall remain in full force and effect.

4.8    Tax Withholding. To the extent required by law, the Corporation shall withhold any taxes required to be withheld by any Federal, State or local government

4.9    Commencement of Payments. Unless otherwise provided, commencement of payments under Section 4.6 or 4.7 of this Program shall be as soon as administratively feasible on or after the last business day of the month following receipt of notice and approval by the Committee of an event which entitles a Participant or a Beneficiary to payments under this Program. Unless otherwise provided, commencement of payments of a Grandfathered Benefit under Section 4.1, 4.2 or 4.3 of this Program shall be payable in the first calendar quarter of the year following the Plan year in which the Participant terminates employment from the Corporation for any reason; provided, however, that such a termination shall not be deemed to occur until immediately following the receipt of all payments due to the Employee under the Scott Paper Company Termination Pay Plan for Salaried Employees. Unless otherwise provided, commencement of payments of the portion of a Participant’s Individual Account which is not a Grandfathered Benefit, under Section 4.1, 4.2 or 4.3 of this Program shall be paid as of the later of (i) March 14 of the year following the Plan year of the Participant’s Separation from Service from the Corporation for any reason, or (ii) the date which is six months following the Participant’s Separation from Service from the Corporation for any reason (or, if earlier the date of death of the Participant).

4.10    Recipients of Payments; Designation of Beneficiary. All payments to be made by the Corporation under the Program shall be made to the Participant during his lifetime, provided that if the Participant dies prior to the completion of such payments, then all subsequent payments under the Program shall be made by the Corporation to the Beneficiary determined in accordance with this Section. The Participant may designate a Beneficiary by filing a written notice of such designation with the Committee in such form as the Committee requires and may include contingent Beneficiaries. The Participant may from time-to-time change the designated Beneficiary by filing a new designation in writing with the Committee. If a married Participant designates a Beneficiary or Beneficiaries other than his spouse at the time of such designation, such designation shall not be effective (and the Participant’s spouse shall be the Beneficiary) unless:

(a)    the spouse consents in writing to such designation;

(b)    the spouse’s consent acknowledges the effect of such designation, which consent shall be irrevocable; and

(c)    the spouse executes the consent in the presence of either a Plan representative designated by the Committee or a notary public.

Notwithstanding the foregoing, such consent shall not be required if the Participant establishes to the satisfaction of the Committee that such consent cannot be obtained because (i) there is no spouse; (ii) the spouse cannot be located after reasonable efforts have been made; or (iii) other circumstances exist to excuse spousal consent as determined by the Committee. If no designation is in effect at the time when any benefits payable under this Plan shall become due, the Beneficiary shall be the spouse of the Participant, or if no spouse is then living, the representatives of the Participant’s estate.

ARTICLE 5

Vesting

5.1    The balance of a Participant’s Individual Account shall be 100% vested at the same time as if the amounts had been credited to the Participant’s Account under the 401(k) & PSP. Effective January 1, 2026, a Participant hired on or after January 1, 2026, will be required to work for the Corporation for two years before they vest in the Corporation’s matching and profit-sharing contributions.

5.2    K-C Aviation Benefit. Notwithstanding any other provision of this Program, a Participant shall be fully vested in his Individual Account as of the date on which he ceases to be an Eligible Employee under the Program, if such Participant meets all of the following conditions:

(a)    immediately prior to the Closing Date, as defined in the Agreement of Purchase and Sale dated as of July 23, 1998, by and between the Corporation and Gulfstream Aerospace Corporation (the “Agreement”), he must have been an Employee employed by the Corporation or K-C Aviation Inc.; and

(b)    as of the Closing Date, as defined in the Agreement, he must have ceased to be an Eligible Employee solely on account of the sale of the stock of K-C Aviation Inc. pursuant to the Agreement, and he must either (i) be employed by the Buyer, as defined in the Agreement, immediately after he ceases to be an Eligible Employee hereunder, or (ii) have been on a long-term disability leave of absence from K-C Aviation Inc. as of the Closing Date, as defined in the Agreement.

ARTICLE 6

Funding

6.1    The Board may, but shall not be required to, authorize the establishment of a trust by the Corporation to serve as the funding vehicle for the benefits described herein. In any event, the Corporation’s obligations hereunder shall constitute a general, unsecured obligation, payable solely out of its general assets, and no Participant shall have any right to any specific assets of the Corporation.

ARTICLE 7

Administration

7.1    The Committee shall administer this Program and shall have the same powers and duties and shall be subject to the same limitations as are set forth in the 401(k) & PSP.

ARTICLE 8

Amendment and Termination

8.1    The Corporation, by action of the Board, or a Committee of the Board, shall have the right at any time to amend this Program in any respect, or to terminate this Program; provided, however, that no such amendment or termination shall operate to reduce the benefit that has accrued for any Participant who is participating in the Program nor the payment due to a terminated Participant at the time the amendment or termination is adopted. Continuance of the Program is completely voluntary and is not assumed as a contractual obligation of the Corporation. Notwithstanding the foregoing, this Program shall terminate when the 401(k) & PSP terminates.

Any action permitted to be taken by the Board, or a Committee of the Board, under the foregoing provision regarding the modification, alteration or amendment of the Program may be taken by the Chief Human Resources Officer of the Corporation, if such action

(a)    is required by law, or

(b)    is estimated not to increase the annual cost of the Program by more than $5,000,000 or

(c)     is estimated not to increase the annual cost of the Program by more than $25,000, provided such action is approved and duly executed by the Chief Executive Officer of the Corporation.

Any action taken by the Board, a Committee of the Board, or Chief Human Resources Officer shall be made by or pursuant to a resolution duly adopted by the Board, a Committee of the Board, or Chief Human Resources Officer and shall be evidenced by such resolution or by a written instrument executed by such persons as the Board, a Committee of the Board, or Chief Human Resources Officer shall authorize for such purpose.

Any action which is required or permitted to be taken by the Board under the provisions of this Plan may be taken by the Management and Development Compensation Committee of the Board or any other duly authorized committee of the Board designated under the By-Laws of the Corporation.

The Board, the Management and Development Compensation Committee of the Board or any duly authorized committee of the Board, the Chief Executive Officer or the Chief Human Resources Officer may authorize persons to carry out its policies and directives subject to the limitations and guidelines set by it and may delegate its authority under the Plan.

The Chief Human Resources Officer shall report to the Chief Executive Officer of the Corporation before January 31 of each year all action taken by such position hereunder during the preceding calendar year.

The Chief Executive Officer shall report to the Board before January 31 of each year all action taken by such position hereunder during the preceding calendar year.

ARTICLE 9

Miscellaneous

9.1    Nothing contained herein (a) shall be deemed to exclude a Participant from any compensation, bonus, pension, insurance, termination pay or other benefit to which he otherwise is or might become entitled to as an Employee or (b) shall be construed as conferring upon an Employee the right to continue in the employ of the Corporation as an executive or in any other capacity; provided, however, that if, at the time payments are to be made hereunder, the Participant or the Beneficiary are indebted or obligated to the Corporation, then the payments remaining to be made to the Participant or the Beneficiary may, at the discretion of the Corporation, be reduced by the amount of such indebtedness or obligation, provided, however, that an election by the Corporation not to reduce any such payment or payments shall not constitute a waiver of its claim for such indebtedness or obligation.

9.2     Any amounts payable by the Corporation hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Corporation for the benefit of its Employees.

9.3    The rights and obligations created hereunder shall be binding on a Participant’s heirs, executors and administrators and on the successors and assigns of the Corporation.

9.4    The Program shall be construed and governed by the laws of the State of Texas.

9.5    The rights of any Participant under this Program are personal and may not be assigned, transferred, pledged or encumbered. Any attempt to do so shall be void.

9.6    Neither the Corporation, its Employees, agents, any member of the Board, the Plan Administrator nor the Committee shall be responsible or liable in any manner to any Participant, Beneficiary, or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits or the interpretation and administration of this Program.

9.7    An application or claim for a benefit under the 401(k) & PSP shall constitute a claim for a benefit under this Program.

9.8     The Corporation is the plan sponsor. All actions shall be taken by the Corporation in its sole discretion, not as a fiduciary, and need not be applied uniformly to similarly situated individuals.